Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated December 16, 2008

Final Terms for Issuance

Issuer:  		Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa / AAA (negative outlook)

Cusip:			89233P2X3

Pricing Date:		December 16, 2008

Settlement Date :	December 18, 2008

Maturity Date:		January 15, 2010

Principal Amount:	$35,000,000
			(may be increased prior to the Settlement Date)

Re-offer Price:		100.00%

Commission:		0.15%

All-in Price to Issuer:	99.85%

Net Proceeds to Issuer:	$34,947,500

Floating Rate Index:	3 Month LIBOR

Floating Rate Spread:	+ 105 basis points

Index Source:		LIBOR Telerate

Interest Payment Frequency:  Quarterly

Initial Interest Payment Date:  March 18, 2009

Initial Interest Rate:	3 Month LIBOR determined on December 15, 2008
			+ 105 basis points, accruing from December 18, 2008

Interest Payment Dates:	On the 18th of each
			March, June, September, December and on the
			Maturity Date (short last coupon)

Interest Reset Dates:  	The same dates as each Interest Payment Date.  For the
avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date

Interest Determination Date: Second London Banking Day preceding each Interest Reset Date, except with respect to the Initial
Interest Rate, which is determined as described above

Day Count Convention:	Actual/360

Business Day Convention:  Modified Following, adjusted

Business Days:		New York and London

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Toyota Financial Services Securities USA Corporation

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 7, 2006 and prospectus supplement thereto dated March 7, 2006 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-292-1147.

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